Employment Agreement

This Employment Agreement (“Agreement”), dated September 21, 2005, is entered into between LIFECELL CORPORATION, a Delaware corporation, having its principal place of business at One Millenium Way, Branchburg, New Jersey 08876 (“Employer”), and PAUL G. THOMAS, an individual residing at 7 McKay Drive, Bridgewater, New Jersey 08807 (“Employee”).

WHEREAS, Employer desires to continue to employ Employee; and

WHEREAS, Employee is willing to accept such continued employment on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, Employer and Employee hereby agree as follows:

ARTICLE I
EMPLOYMENT; POSITION, DUTIES AND RESPONSIBILITIES

1.01         Employment. Employer agrees to, and does hereby, continue to employ Employee, and Employee agrees to, and does hereby accept, such continued employment, upon the terms and subject to the conditions set forth in this Agreement.

1.02         Position, Duties and Responsibilities. During the Term (as defined in Section 2.01 below), and prior to a Change in Control (as defined in Section 4.02(D)(iv) below), Employee shall serve as President and Chief Executive Officer of Employer and shall have such responsibilities, duties and authority consistent with such position as may, from time to time, be assigned by the Board of Directors of Employer (the “Board”). During the Term, and after a Change in Control, Employee shall serve as President and Chief Executive Officer of Employer and/or in such other executive level position or capacity that is consistent with Employee’s education, background and experience as Employer shall reasonably request and shall have such responsibilities, duties and authority consistent with such position(s) as may, from time to time, be assigned by the Board. Employee’s employment by Employer shall be full-time and exclusive to Employer, Employee shall serve Employer faithfully and to the best of Employee’s ability, and Employee shall devote all of Employee’s business time, attention, skill and efforts exclusively to the business and affairs of Employer (including its affiliates) and the promotion of its interests.

ARTICLE II
TERM

2.01         Term of Employment. Employee’s continued employment under this Agreement shall commence as of the date of this Agreement (the “Commencement Date”) and shall continue until terminated by either Employer or Employee pursuant to Article IV hereof (the “Term”).

ARTICLE III
COMPENSATION AND EXPENSES

3.01         Compensation and Benefits. For all services rendered by Employee in any capacity during the Term, including, without limitation, services as an officer, director or member of any committee of Employer, or any affiliate or division thereof, Employee shall be compensated as follows (subject, in each case, to the provisions of Article IV below):

(A)           Base Salary. During the Term (and retroactive to June 1, 2005), Employer shall pay to Employee a base salary at the rate of $455,000 on an annualized basis (the “Base Salary”). Employee’s Base Salary shall be subject to periodic adjustments (but not decreases) as the Board and/or the Compensation Committee of Employer (“Compensation Committee”) shall, in its discretion, deem appropriate. As used in this Agreement, the term “Base Salary” shall refer to Base Salary as may be adjusted from time to time. Base Salary shall be payable in accordance with the customary payroll practices of Employer.

(B)           Annual Bonus. During the Term, Employee also will be eligible to participate in Employer’s incentive compensation plan in place from time to time and applicable to executive level employees. Employer reserves the right to amend or rescind the incentive compensation plan at any time in its discretion. In connection with Employee’s participation in the incentive compensation plan, Employee will be eligible to receive an annual discretionary bonus (the “Annual Bonus”). The amount of the Annual Bonus, if any, will be determined by the Board and/or the Compensation Committee in its discretion and will be related to the achievement of agreed upon management objectives, which objectives shall be subject to Board and/or Compensation Committee approval. Employee’s target Annual Bonus for calendar year 2005 is 60% of the annualized Base Salary in effect as of the Commencement Date. The Annual Bonus, if any, will be determined as of the end of each calendar year during the Term and shall be payable within thirty (30) days following the end of such calendar year. Except as otherwise specifically set forth in Section 4.02 below, to be eligible to receive the Annual Bonus, or any portion thereof, Employee must be employed by Employer both at the time the amount of the Annual Bonus, if any, is determined, and at the time the Annual Bonus, if any, is to be paid.

(C)           Equity Compensation.

(i)    During the Term, pursuant to the terms and conditions of the LifeCell Corporation Equity Compensation Plan adopted on July 19, 2005 (the “2005 Plan”) or any successor equity compensation plan as may be in place from time to time, Employee shall be eligible to receive, from time to time, Awards in amounts, and subject to such terms, conditions and restrictions, as determined by the Compensation Committee in its sole discretion. Awards granted to Employee, if any, will be subject the terms and conditions established within the 2005 Plan (as amended from time to time) or any successor equity compensation plan as may be in place from time to time, as applicable, and the separate option agreement, restricted stock purchase agreement or stock award agreement between Employer and Employee that sets forth the terms and conditions of the Award (e.g., exercise price, expiration date and vesting schedule of Options; the restricted period and/or other restrictions such as performance objectives relating to Stock Awards). Capitalized terms used in this Section 3.01(C)(i) and not otherwise defined in this Agreement shall have the meanings assigned thereto in the 2005 Plan.

(ii)   Notwithstanding any provision of the (a) 2005 Plan or any predecessor plan thereto, including clause (iii) of Section 16(b) of the 2005 Plan, (b) terms of any outstanding Nonstatutory Stock Options granted to Employee prior to the Commencement Date under the 2005 Plan or any predecessor plan thereof, or (c) terms of any Options (whether Nonstatutory Stock Options or Incentive Stock Options) that may be granted to Employee under the 2005 Plan on or subsequent to the Commencement Date to the contrary, Nonstatutory Stock Options granted to Employee under the 2005 Plan or any predecessor plan prior to the Commencement Date and Options (whether Nonstatutory Stock Options or Incentive Stock Options) granted to Employee under the 2005 Plan on or subsequent to the Commencement Date shall not be canceled pursuant to the 2005 Plan in connection with a Corporate Transaction Event, unless Employee has been provided an opportunity to exercise such Options (whether or not then exercisable) for a period of no less than three days prior to the date of such Corporate Transaction Event. For purposes of this Section 3.01(C)(ii), capitalized terms used in the preceding sentence and not otherwise defined in this Agreement shall have the meanings assigned thereto in the 2005 Plan.

(iii) Except as otherwise may be specifically set forth in a separate option agreement, restricted stock purchase agreement or stock award agreement entered into between Employer and Employee after the Commencement Date, upon the occurrence of a Change in Control (as defined in Section 4.02(D)(iv) below) during the Term, all stock options and any other equity-based compensation shall become vested immediately and, if applicable, exercisable by Employee for a period of the longer of the exercise period in effect immediately prior to the Change in Control or the period ending ninety (90) days after the effective date of the Change in Control. Notwithstanding the foregoing, with respect to the restricted stock award consisting of a retention stock award and a performance stock award granted to Employee pursuant to the restricted stock award agreement between Employer and Employee dated as of July 20, 2005 (the “Special 2005 Restricted Stock Award Agreement”), in the event of a Change in Control on or prior to the Vesting Date, the restrictions applicable to all of the Retention Shares and the restrictions applicable to only 75,862 of the Performance Shares shall lapse. For purposes of the preceding sentence only, capitalized terms that are otherwise not defined in this Agreement shall have the meanings assigned thereto in the Special 2005 Restricted Stock Award Agreement.

(D)         Benefits. During the Term, Employee shall be entitled to participate in all Employer's employee benefit plans and programs (excluding severance plans, if any) as Employer generally maintains from time to time during the Term for the benefit of its employees, in each case subject to the eligibility requirements, enrollment criteria and the other terms and provisions of such plans or programs. Employer may amend, modify or rescind any employee benefit plan or program and/or change employee contribution amounts to benefit costs without notice in its discretion.

(E)         Vacation Sick and Personal Days. During the Term, Employee shall be entitled to paid sick days and other paid time off in accordance with Employer's policies with respect to such sick days and other paid time off in place from time to time.

(F)         Automobile Allowance. During the Term (and retroactive to June 1, 2005), Employee will receive an automobile allowance of $15,000 on an annualized basis (or $1,250 monthly).

3.02         Expenses. Employee shall be entitled to receive reimbursement from Employer for reasonable out-of-pocket expenses incurred by Employee during the Term in connection with the performance of Employee’s duties and obligations under this Agreement, according to Employer's expense account and reimbursement policies in place from time to time and provided that Employee shall submit reasonable documentation with respect to such expenses.

ARTICLE IV
TERMINATION

4.01         Events of Termination. This Agreement and Employee’s employment hereunder shall terminate upon the occurrence of any one or more of the following events:

(A)         Death. In the event of Employee’s death, this Agreement and Employee’s employment hereunder shall automatically terminate on the date of death.

(B)         Disability. To the extent permitted by law, in the event of Employee’s physical or mental disability that prevents Employee from performing Employee’s duties under this Agreement for a period of at least 90 consecutive days in any 12-month period or 120 non-consecutive days in any 12-month period, Employer may terminate this Agreement and Employee’s employment hereunder upon giving notice of termination to Employee.

(C)         Termination by Employer for Cause. Employer may, at its option, terminate this Agreement and Employee’s employment hereunder for Cause (as defined below) upon giving notice of termination to Employee. Except as set forth in Section 4.02(D) below, as used in this Agreement, “Cause” shall mean that the Board in its good faith opinion concludes that any of the following events has occurred: (i) Employee has been convicted of a crime involving moral turpitude, including, but not limited to fraud, theft, embezzlement or any crime that results in or is intended to result in personal enrichment at the expense of Employer, (ii) there has been a material breach by Employee of this Agreement or of the Covenants Agreement that substantially impairs Employer’s interest in this Agreement or the Covenants Agreement, or (iii) Employee has committed acts that in the judgment of the Board constitutes willful misconduct to the material detriment of Employer.

(D)         Without Cause by Employer. Employer may, at its option, at any time terminate this Agreement and Employee’s employment hereunder for no reason or for any reason whatsoever (other than for Cause or as a result of Employee’s death or Disability) by giving written notice of termination to Employee.

(E)         Termination By Employee. Employee may terminate this Agreement and Employee’s employment hereunder with or without Good Reason (as defined below) by giving thirty (30) days prior written notice of termination to Employer; provided, however, that Employer reserves the right to accept Employee's notice of termination and to accelerate such notice and make Employee's termination effective immediately, or on any other date prior to Employee's intended last day of work as Employer deems appropriate. Except with respect to actions by Employer (or its successor) occurring during the period beginning six (6) months prior to the effective date of a Change in Control and ending eighteen (18) months after the Change in Control (in which case the definition of “Good Reason” set forth in Section 4.02(D)(iii) below shall control), “Good Reason” means Employer shall, without Employee’s consent (i) assign to Employee any duties inconsistent with Employee’s positions (including offices, titles, and reporting requirements), authority, duties or responsibilities with Employer, (ii) remove Employee from, or fail to re-elect or appoint Employee to, any duties or positions with Employer or any of its affiliates that were assigned or held by Employee immediately after the Commencement Date, except that (a) provided that Employee has been nominated or re-nominated by the Board (or a committee thereof with the power to so nominate or re-nominate) to a position on the Board, the failure of the shareholders to elect Employee to a position on the Board shall not constitute “Good Reason,” and (b) a nominal change in Employee’s title that is merely descriptive and does not affect rank or status shall not constitute “Good Reason,” (iii) reduce Employee’s annual Base Salary as in effect immediately after the Commencement Date or as Employee’s annual Base Salary may be increased from time to time thereafter, (iv) fail to continue to provide Employee with benefits substantially similar to those enjoyed by Employee under any of Employer’s employee benefits plans, policies, programs and arrangements, including, but not limited to, life insurance, medical, dental, health, hospital, accident or disability plans, in which Employee was a participant immediately after the Commencement Date, unless such benefits changes are applicable with respect to all executive level employees, (v) fail to continue to provide Employee with office space, related facilities and support personnel (including, but not limited to, administrative and secretarial assistance) (a) that are both commensurate with Employee’s responsibilities to and position with Employer immediately after the Commencement Date and not materially dissimilar to the office space, related facilities and support personnel provided to other employees of Employer having comparable responsibility to Employee, or (b) that are physically located at Employer’s principal executive offices, or (vi) require Employee to be relocated to an office that will require Employee to commute more than 25 miles more each way than Employee commutes immediately prior to the relocation.

(F)         Mutual Agreement. This Agreement and Employee's employment hereunder may be terminated at any time by the mutual agreement of Employer and Employee.

4.02         Employer’s Obligations Upon Termination.

(A)         Termination by Employer for Cause; Termination by Employee without Good Reason; Mutual Agreement. In the event of a termination of this Agreement and Employee’s employment hereunder pursuant to Sections 4.01(C), 4.01(E) (other than a termination for Good Reason), or 4.01(F) above, then this Agreement and Employee’s employment with Employer shall terminate and Employer’s sole obligation under this Agreement or otherwise shall be to (i) pay to Employee any Base Salary earned, but not yet paid, prior to the effective date of such termination, (ii) reimburse Employee for any expenses incurred by Employee through the effective date of such termination in accordance with Section 3.02 hereof, and (iii) pay and/or provide any amounts or benefits that are vested amounts or vested benefits or that Employee is otherwise entitled to receive under any plan, program, policy or practice (with the exception of those, if any, relating to severance) on the date of termination, in accordance with such plan, program, policy, or practice (clauses (i), (ii) and (iii) of this sentence are collectively referred to herein as the “Accrued Obligations”).

(B)         Death; Disability. In the event of a termination of this Agreement and Employee’s employment hereunder pursuant to Sections 4.01(A) or 4.01(B), then this Agreement and Employee’s employment with Employer shall terminate and Employer’s sole obligation under this Agreement or otherwise shall be to (i) pay and/or provide, as applicable, the Accrued Obligations, and (ii) subject to Employee’s or Employee’s estate’s, as applicable, execution, delivery, and non-revocation of a general release in a form satisfactory to Employer (the “Release”) (which Release, among other things, will include a general release of Employer, its affiliates and their respective officers, directors, managers, members, shareholders, partners, employees and agents from all liability and other terms deemed necessary by Employer for its protection; provided, however, the Release will preserve (a) Employee’s rights, if any, to indemnification by Employer, (b) Employee’s rights, if any, as a shareholder of Employer, and (c) Employee’s rights, if any, under the terms of this Agreement that are intended to survive the termination of this Agreement and Employee’s employment hereunder), pay to Employee or Employee’s estate, as applicable, the Prorata Bonus (as defined below). The Prorata Bonus shall be payable in equal installments over an eighteen (18)-month period in accordance with Employer’s customary payroll practices, commencing on the next regular paydate following 180 days after the date of Employee’s termination of employment with Employer; provided, however, Employer will commence installment payments of the Prorata Bonus on the next regular paydate following the eighth (8th) day after Employee’s or Employee’s estate’s, as applicable, execution and delivery of the Release if commencement of payment at such time will not violate the applicable requirements of Section 409(A) of the Internal Revenue Code (the “Code”). As used in this Agreement, “Prorata Bonus” shall mean the product of: (i) the greater of (a) the Annual Bonus that Employee received attributable to performance during the full fiscal year immediately prior to the date of Employee’s termination of employment with Employer, or (b) Employee’s target Annual Bonus for the fiscal year in which the date of termination of Employee’s employment occurred; and (ii) a fraction, the numerator of which is the number of days in the fiscal year in which the date of termination occurs through the effective date of Employee’s termination of employment , and the denominator of which is 365.

(C)         Termination by Employer without Cause; Termination by Employee for Good Reason. In the event of a termination of this Agreement and Employee’s employment hereunder by Employer pursuant to Section 4.01(D) or a termination of this Agreement and Employee’s employment hereunder by Employee for Good Reason (as defined in Section 4.01(E) above) pursuant to Section 4.01(E), then this Agreement and Employee’s employment with Employer shall terminate and Employer’s sole obligation under this Agreement or otherwise shall be to (i) pay and/or provide, as applicable, the Accrued Obligations, (ii) subject to Employee’s execution, delivery, and non-revocation of the Release, (a) pay to Employee an aggregate amount equal to the Salary Continuation Payment (as defined below) and the Prorata Bonus (collectively, the “Severance Payment”), and (b) if Employee timely elects COBRA coverage and provided Employee continues to make contributions to such continuation coverage equal to Employee’s contribution in effect immediately preceding the date of Employee’s termination of employment with Employer, Employer shall pay the remaining portion of Employee’s healthcare continuation payments under COBRA for an eighteen (18)-month period following the date of Employee’s termination of employment with Employer. In the event that Employee becomes eligible to obtain healthcare coverage from a new employer, Employer’s obligation to pay its portion of Employee’s healthcare continuation payments shall cease. Employee understands and acknowledges that Employee is obligated to inform Employer (or its successor) if Employee becomes eligible to obtain healthcare coverage from a new employer before the eighteen (18)-month anniversary of Employee’s termination of employment The Severance Payment shall be payable in equal installments over an eighteen (18) month period in accordance with Employer’s customary payroll practices, commencing on the next regular paydate following 180 days after the date of Employee’s termination of employment with Employer; provided, however, Employer will commence installment payments of the Severance Payment on the next regular paydate following the eighth (8th) day after Employee’s execution and delivery of the Release if commencement of payment at such time will not violate the applicable requirements of Section 409(A) of the Code. As used in this Section 4.02(C), the term “Salary Continuation Payment” shall mean an amount equal to the product of: (i) one and one-half (1.5); and (ii) the sum of (a) Employee’s annualized Base Salary in effect immediately prior to the date of termination of Employee’s employment, and (b) the greater of (x) the Annual Bonus that Employee received attributable to performance during the full fiscal year immediately prior to the date of Employee’s termination of employment with Employer, or (y) Employee’s target Annual Bonus for the fiscal year in which the date of termination of Employee’s employment occurred

(D)         Trigger Event Termination. Notwithstanding the provisions of Section 4.02(C) above, upon the occurrence of a Trigger Event (as defined below) and in lieu of any payments or benefits pursuant to Sections 4.02(C) above, this Agreement and Employee’s employment with Employer shall terminate and Employer’s sole obligations shall be to (i) pay and/or provide, as applicable, the Accrued Obligations, and (ii) subject to Employee’s execution, delivery and non-revocation of the Release, (a) pay to Employee an aggregate amount equal to the Trigger Event Amount (as defined below), and (b) if Employee timely elects COBRA coverage and provided that Employee continues to make contributions to such continuation coverage equal to Employee’s contribution amount to medical insurance in effect immediately preceding the Trigger Event, Employer or its successor shall pay the remaining portion of Employee’s healthcare continuation payments under COBRA during the 18-month period following the Trigger Event (unless Employee becomes eligible to obtain healthcare coverage from a new employer before the 18-month anniversary of the Trigger Event, in which case Employer’s or its successor’s obligation to pay its portion of Employee’s health care coverage shall cease). Employee understands and acknowledges that Employee is obligated to inform Employer (or its successor) if Employee becomes eligible to obtain healthcare coverage from a new employer before the eighteen (18)-month anniversary of the Trigger Event. The Trigger Event Amount shall be payable on the next regular paydate following 180 days after the date of Trigger Event; provided, however, Employer will pay the Trigger Event Amount on the next regular pay date following the expiration of the revocation period set forth in the Release, if payment at such time will not violate the applicable requirements of Section 409(A) of the Code. As used in this Agreement, the following terms shall have the meaning set forth below:

(i)    “Trigger Event” shall mean either (a) termination of Employee’s employment with Employer or any successor at any time during the period beginning six (6) months prior to the effective date of a Change in Control and ending eighteen (18) months after the Change in Control, other than (y) a termination by Employer for Cause (as defined in this Section 4.02(D) below), or (z) a termination by Employee without Good Reason (as defined in this Section 4.02(D) below) pursuant to Section 4.01(E) above, (b) termination of Employee’s employment with Employer as a result of the failure, upon a Change in Control, of either Employer or any successor to all or a substantial portion of Employer’s business and/or or assets to continue Employee’s employment as an executive officer of Employer or such successor for a period of at least eighteen (18) months after the effective date of the Change in Control, with a salary at least equal to the Base Amount (as defined below) and a bonus each year equal to not less than the Annual Bonus that Employee received attributable to performance during the full fiscal year immediately preceding the effective date of the Change in Control, or (c) following a Change in Control, termination of employment by Employee after failure of Employer or its successor to acknowledge or assume in writing the obligations to Employee set forth in this Agreement after request by Employee.

(ii)  For purposes of the definition of “Trigger Event” only “Cause” shall mean (a) conviction of any crime that constitutes a felony or a criminal offense involving moral turpitude, or (b) intentionally engaging in conduct that is materially injurious to Employer or its successor that is not cured within a reasonable period of time after notice from Employer.

(iii) With respect to actions taken by Employer (or its successor) during the period beginning six (6) months prior to a Change in Control and ending eighteen (18) months following a Change in Control, “Good Reason” shall mean (a) the failure of Employer or its successor, without Employee’s prior consent, to pay any amounts due to Employee or to fulfill any other material obligations to Employee under this Agreement, other than failures that are remedied by Employer or its successor within 15 days after receipt of written notice thereof given by Employee, (b) the failure of Employer or its successors, without Employee’s consent, to maintain Employee’s position as an executive officer with duties consistent with that of an executive officer, and given the overall size and structure of Employer or its successor, Employee neither is the functional head of the functional business unit to which Employee is assigned nor reports to the functional head of the functional business unit to which Employee is assigned, (c) any decrease, without Employee’s consent, in the Base Amount, the Annual Bonus (based upon the Annual Bonus that Employee received attributable to performance during the full fiscal year immediately preceding the effective date of the Change in Control), or in the level or in the value of Employee’s benefits (unless the benefit(s) changes are applicable to all executive level employees), (d) any move of the offices of Employer or its successor, without Employee’s consent, such that Employee would be required to commute more than 25 miles more each way than Employee commutes immediately prior to the relocation, or (e) continued employment of Employee by Employer or its successor would be substantially likely to cause Employee to breach a material obligation that Employee reasonably believes is owed by Employee to any prior employer or any other third party. Notwithstanding anything set forth in this Agreement to the contrary, placing Employee on a paid leave for up to 90 days, pending a determination of whether there is a basis to terminate Employee for “Cause,” (as defined in either Section 4.01(C) or this Section 4.02(D)) shall not constitute a “Good Reason.” (as defined in either Section 4.01(E) or this Section 4.02(D)). Employee shall be deemed to have consented to any act or event that would otherwise give rise to “Good Reason”(as defined in either Section 4.01(E) or this 4.02(D)), unless Employee provides written notice of termination for Good Reason to Employer within ninety (90) days following the action or event constituting Good Reason.

(iv)    a “Change in Control” shall be deemed to have occurred if:

(a)   Any person, firm or corporation acquires directly or indirectly the Beneficial Ownership (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended) of any voting security of Employer and immediately after such acquisition, the acquirer has Beneficial Ownership of voting securities representing 50% or more of the total voting power of all the then-outstanding voting securities of Employer; or

(b)  The individuals (x) who, as of the date hereof constitute the Board (the "Original Directors") or (y) who thereafter are elected to the Board and whose election, or nomination for election, to the Board was approved by a vote of at least 2/3 of the Original Directors then still in office (such Directors being called "Additional Original Directors") or (z) who are elected to the Board and whose election or nomination for election to the Board was approved by a vote of at least 2/3 of the Original Directors and Additional Original Directors then still in office, cease for any reason to constitute a majority of the members of the Board; or

(c)  The stockholders of Employer shall approve a merger, consolidation, recapitalization or reorganization (or consummation of any such transaction if stockholder approval is not sought or obtained), other than any such transaction which would result in more than 66% of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction being Beneficially Owned by holders of outstanding voting securities of Employer immediately prior to the transaction, with the voting power of each such continuing holder relative to such other continuing holders being not altered substantially in the transaction; or

(d)  The stockholders of Employer shall approve a plan of complete liquidation of Employer or an agreement for the sale, lease or disposition by Employer of all or a substantial portion of Employer’s assets (i.e., 50% or more in value of the total assets of Employer) other than to a subsidiary or affiliate.

(v)    “Trigger Event Amount” shall mean two and nine-tenths (2.9) times the sum of (a) the Base Amount (as defined below), and (b) the Bonus Amount (as defined below); provided, however, in the event that the Trigger Event occurs on or after July 1 of any calendar year, the Trigger Event Amount also shall include an amount equal only to 50% of Employee’s target Annual Bonus for the fiscal year in which the Trigger Event occurred.

(vi)   “Base Amount” shall mean the annualized Base Salary in effect immediately prior to the Trigger Event.

(vii) “Bonus Amount” shall mean either (a) the Annual Bonus that Employee received attributable to performance during the full fiscal year immediately preceding the Trigger Event; or (b) Employee’s target Annual Bonus for the fiscal year in which the Trigger Event occurred, whichever is higher.

ARTICLE V
MISCELLANEOUS

5.01         Benefit of Agreement and Assignment. This Agreement shall inure to the benefit of Employer, its affiliates and their respective successors and assigns (including, without limitation, the purchaser of all or substantially all of the assets) and shall be binding upon Employer and its successors and assigns. This Agreement shall also inure to the benefit of and be binding upon Employee and Employee’s heirs, administrators, executors and assigns. Employee may not assign or delegate Employee’s duties under this Agreement, without the prior written consent of Employer.

5.02         Notices.  All notices, requests, demands and other communications required or permitted hereunder shall be given in writing and shall be deemed to have been duly given (i) on the date delivered if personally delivered, (ii) upon receipt by the receiving party of any notice sent by registered or certified mail (first-class mail, postage pre-paid, return receipt requested) or (iii) on the date targeted for delivery if delivered by nationally recognized overnight courier or similar courier service, addressed in the case of Employer to:

LifeCell Corporation.	with a copy to:
One Millenium Way	Lowenstein Sandler PC
Branchburg, New Jersey 08876	65 Livingston Avenue
Roseland, New Jersey 07068
Attn: Chair, Compensation Committee	Attn: Martha L. Lester, Esq.

and in the case of Employee to:

Paul G. Thomas	with a copy to:
7 McKay Drive	Morgan Lewis
Bridgewater, NJ 08807	1701 Market Street
Philadelphia, PA 19103
Attn: Robert Lichtenstein, Esq.

Any party may notify the other party in writing of the change in address by giving notice in the manner provided in this Section 5.02. Service of process in connection with any suit, action or proceeding (whether arbitration or otherwise) may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement.

5.03         Confidentiality, Assignment of Contributions and Inventions, Non-Competition and Non-Solicitation Agreement. Employee acknowledges and confirms that the Confidentiality, Assignment of Contributions and Inventions, Non-Competition and Non-Solicitation Agreement executed by Employee in favor of Employer on July 20, 2005 (“Covenants Agreement”), the terms of which are incorporated herein by reference, remains in full force and effect and binding upon Employee. The Covenants Agreement shall survive the termination of this Agreement and Employee’s employment by Employer for the applicable period(s) set forth therein.

5.04         Entire Agreement. Except with respect to the terms of any outstanding agreements relating to equity compensation grants not modified by the terms of this Agreement, this Agreement and the Covenants Agreement contain the entire agreement of the parties hereto with respect to the terms and conditions of Employee's employment during the Term and activities following termination of this Agreement and Employee’s employment with Employer and supersedes any and all prior agreements and understandings, whether written or oral, between the parties with respect to the subject matter of this Agreement or the Covenants Agreement, including, without limitation, the offer letter from Employee to Employee dated September 8, 1998, as amended by the letter dated September 9, 1998, the agreement between Employer and Employee dated October 5, 1998, and the letter agreement re: change in control dated December 14, 2000. Neither this Agreement nor the Covenants Agreement may be changed or modified except by an instrument in writing, signed by both the Chairman of the Compensation Committee and Employee.

5.05         Indemnification; D&O Insurance. Employer shall indemnify Employee against all claims arising out of Employee’s actions or omissions occurring during Employee’s employment with Employer to the fullest extent provided (A) by Employer’s Certificate of Incorporation and/or Bylaws, (B) under Employer’s Directors and Officers Liability and general insurance policies, and (C) under the Delaware General Corporation Law, as each may be amended from time to time. Employer agrees it will continue to maintain Directors and Officers Liability and general insurance policies to fund the indemnity described above in the same amount and to the same extent it maintains such coverage for the benefit of its other officers and directors.

5.06.         Representation and Warranties. Employee represents and warrants to Employer that (i) Employee has the legal capacity to execute and perform this Agreement, (ii) this Agreement and the Covenants Agreement are valid and binding agreements enforceable against Employee according to their terms, and (iii) the execution and performance of this Agreement by Employee does not violate or conflict with the terms of any existing agreement or understanding to which Employee is a party or by which Employee may be bound.

5.07         No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that nothing in this Section 5.07 shall preclude the assumption of such rights by executors, administrators or other legal representatives of Employer or his estate and their assigning any rights hereunder to the person or persons entitled thereto.

5.08         Source of Payment. All payments provided for under this Agreement shall be paid in cash from the general funds of Employer. Employer shall not be required to establish a special or separate fund or other segregation of assets to assure such payments, and, if Employer shall make any investments to aid it in meeting its obligations hereunder, Employee shall have no right, title or interest whatever in or to any such investments except as may otherwise be expressly provided in a separate written instrument relating to such investments. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between Employer and Employee or any other person. To the extent that any person acquires a right to receive payments from Employer hereunder, such right, without prejudice to rights which employees may have, shall be no greater than the right of an unsecured creditor of Employer.

5.09         Limitation as to Amounts Payable. Notwithstanding anything set forth in this Agreement to the contrary, if any payment or benefit Employee would receive from Employer (or its successor) pursuant to a Change in Control or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Employee’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits (or a cancellation of the acceleration of vesting of stock options or equity awards) constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, such reduction and/or cancellation of acceleration shall occur in the order that provides the maximum economic benefit to Employee. In the event that acceleration of vesting of stock option or equity award compensation is to be reduced, such acceleration of vesting also shall be canceled in the order that provides the maximum economic benefit to Employee. The accounting firm engaged by Employer for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. If the accounting firm so engaged by Employer is also serving as accountant or auditor for the individual, entity or group effecting the Change in Control or is otherwise unwilling or unable to make such determinations, Employer shall appoint a nationally recognized accounting firm to make the determinations required under this Section 5.09. Employer shall bear all expenses with respect to the determinations by such accounting firm required to be made under this Section 5.09. The accounting firm engaged to make the determinations under this Section 5.09 shall provide its calculations, together with detailed supporting documentation, to Employer and Employee as soon as practicable after the date on which Employee’s right to a Payment is triggered (if requested at that time by Employer (or its successor) or Employee) or such other time as requested by Employer or Employee. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish Employer (or its successor) with an opinion reasonably acceptable to Employee that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made under this Section 5.09 shall be final, binding, and conclusive upon Employer (or its successor) and Employee.

5.10         No Waiver. The waiver by other party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof.

5.11         Headings. The Article and Section headings in this Agreement are for the convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

5.12         Governing Law and Dispute Resolution. Any and all actions or controversies arising out of this Agreement, Employee’s employment or the termination hereof or thereof, including, without limitation, tort claims, shall be construed and enforced in accordance with the internal laws of the State of New Jersey, without regard to the choice of law principles thereof. Except with respect to Employer’s and Employee’s right to seek injunctive or other equitable relief (including, without limitation, pursuant to the Covenants Agreement), any dispute, controversy or claim based on, arising out of or relating to the interpretation and performance of this Agreement, Employee’s employment or any termination hereof or thereof or any matter relating to the foregoing shall be solely submitted to and finally settled by arbitration by a single arbitrator in accordance with the then-current rules of the American Arbitration Association (“AAA”), including without limitation any claims for discrimination under any applicable federal, state or local law or regulation. Any such arbitration shall be conducted in the New Jersey office of the AAA located closest to Employer’s New Jersey office. The single arbitrator shall be appointed from the AAA’s list of arbitrators by the mutual consent of the parties or, in the absence of such consent, by application of any party to the AAA. A decision of the arbitrator shall be final end binding upon the parties. The parties agree that this Section 5.12 shall be grounds for dismissal of any court action commenced by either party with respect to this Agreement, other than (i) post-arbitration actions seeking to enforce an arbitration award and (ii) actions seeking appropriate equitable or injunctive relief , including, without limitation, pursuant to the Covenants Agreement. Employer shall pay the pay the fees of the arbitrator and each party shall be responsible for its own legal fees, costs of its experts and expenses of its witnesses. The arbitrator’s remedial authority shall equal the remedial power that a court with competent jurisdiction over the parties and their dispute would have. Any award rendered shall be final, binding and conclusive (without the right to an appeal, unless such appeal is based on fraud by the other party in connection with the arbitration process) upon the parties and any judgment on such award may be enforced in any court having jurisdiction, unless otherwise provided by law. Employer and Employee acknowledge that it is the intention of the parties that this Section 5.12 shall apply to all disputes, controversies and claims, including, without limitation, any rights or claims Employee may have under the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the New Jersey Law Against Discrimination, the Conscientious Employee Protection Act, the New Jersey Civil Rights Act, and all other federal, state or local laws, rules or regulations relating to employment discrimination or otherwise pertaining to this Agreement, Employee’s employment or termination thereof. Employer and Employee knowingly and voluntarily agree to this arbitration provision and acknowledge that arbitration shall be instead of any civil litigation, meaning that Employee and Employer are each waiving any rights to a jury trial.

5.13         Validity. The invalidity or enforceability of any provision or provisions of this Agreement or the Covenants Agreement shall not affect the validity or enforceability of any other provision or provisions of this Agreement or the Covenants Agreement, which shall remain in full force and effect.

5.14         Employee Withholdings and Deductions. All payments to Employee hereunder shall be subject to such withholding and other employee deductions as may be required by law.

5.15         Counterparts. This Agreement may be executed in one more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

5.16         Agreement to Take Actions. Each party to this Agreement shall execute and deliver such documents, certificates, agreements and other instruments, and shall take all other actions, as may be reasonably necessary or desirable in order to perform his/her or its obligations under this Agreement.

5.17         Survival. The terms of Section 4.02 and Article V of this Agreement shall survive the termination of this Agreement and Employee’s employment hereunder.

IN WITNESS WHEREOF, Employer and Employee have duly executed this Agreement as of the date first written above.

EMPLOYER:

LIFECELL CORPORATION.

BY:	/s/ Michael Cahr
Michael Cahr, Chair
Compensation Committee

EMPLOYEE:

/s/ Paul G. Thomas
Paul G. Thomas